Exhibit 99.1

News Release

For Immediate Release
August 10, 2010

CARROLLTON BANCORP REPORTS SECOND QUARTER NET INCOME AND ANNOUNCES A $0.04 QUARTERLY DIVIDEND (Corrected)

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, is issuing this corrected press release with respect to its results for the quarter ended June 30, 2010.  The Company announced net income for the second quarter of 2010 of $221,000, compared to net income of $196,000 for the second quarter of 2009.  Net income available to common shareholders for the second quarter of 2010 was $86,000 ($0.03 per diluted share) compared to net income available to common shareholders of $49,000 ($0.02 per diluted share) for the second quarter of 2009.

Carrollton Bancorp also announced a quarterly dividend of $0.04 per share, payable September 2, 2010 to stockholders of record on August 13, 2010.

The Company’s quarterly net income before taxes was $301,000 for the quarter ended June 30, 2010 compared to pre-tax operating income of $226,000 for the quarter ended June 30, 2009. During the second quarter of 2010, the Company improved net interest income by approximately $138,000 while decreasing non-interest expenses by approximately $298,000. These improvements were offset by a reduction in mortgage related fee income resulting from decreased volume in the Company’s mortgage subsidiary.

For the first six months of 2010, the Company’s net income before taxes decreased to $7,000 compared to $935,000 for the first half of 2009. A write down of $887,000 on securities during 2010 accounts for the majority of the change in operating income.

The Company has Trust Preferred securities with a cost basis of $7.2 million and a fair value of $1.7 million as of June 30, 2010. The $5.5 million of the unrealized loss is currently recognized as an adjustment to shareholders’ equity. These investments are measured for other than temporary impairment on a quarterly basis and the investments are written down through the income statement as the impairment calculations dictate. These investments, which were investment grade at the time of acquisition, are supported by underlying debt obligations of several financial institutions. Impairments result from the deferral of dividends by these institutions or complete failure of the institution. It is possible that continuation of the current economic environment will result in additional write-downs resulting from future deferrals or failures. While this creates volatility in the Company’s earnings, the write-downs have very little effect on the Bank’s regulatory capital position since the regulatory capital calculations allocate enough capital to cover the unrealized losses. Management is hopeful that these investments will increase in value as the economy improves and management will continuously evaluate all strategies to maximize the ultimate value realized from these investments.

President and Chief Executive Officer Bob Altieri stated, “We see some improvement, but the economic uncertainties remain a concern for the remainder of 2010. With very little improvement in the housing market and unemployment figures, it is imperative we continue to monitor asset quality and react to each specific credit to ensure the best possible outcome.  Over the past 24 months, the majority of our charge offs occurred in our land acquisition and development portfolio.  We still have exposure in this portfolio and we will continue to monitor performance and establish reserves when needed.  These are trying times, but we believe that our new focus on business lending will position us to become a stronger institution and increase stockholder value.”

Non-performing loans and real estate owned totaled $11.6 million at June 30, 2010 compared to $10.9 million at June 30, 2009. Included in nonperforming loans are $2.6 million and $1.1 million of restructured loans that comply with the terms of the restructured agreements as of June 30, 2010 and 2009, respectively.

The Company recorded a provision for loan losses of $570,000 in the second quarter of 2010 compared to $571,000 in the second quarter of 2009. The allowance for loan losses represented 1.62% of outstanding loans as of June 30, 2010 compared to 1.20% at June 30, 2009. The company experienced net charge-offs of $240,000 for the three months ended June 30, 2010 as compared to net charge-offs of $459,000 for the same three-month period of 2009.

Our focus for the remainder of 2010 will be to (a) protect the balance sheet from asset quality deterioration, and (b) continue to prepare the organization to become the premier business banking source in the area.  We are excited about the changes made at the Bank and the prospects to build a strong community based business bank.  We have invested in human capital and will continue to do so in order to meet our goals and objectives for the remainder of 2010 and beyond.”

Total assets as of June 30, 2010 compared to June 30, 2009 reflect a 2.3% or $9.4 million decrease to $405.3 million. Gross loans increased 1.4% or $4.4 million from $318.0 million at June 30, 2009 to $322.5 million at June 30, 2010. The increase resulted from a higher demand for commercial and residential mortgages.  Investments decreased 18.7% or $12.0 million to $52.2 million at June 30, 2010. This decrease is a result of management’s decision to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 2.6% or $8.0 million to $321.3 million while borrowings decreased $16.1 million. The increase in deposits was comprised of a $1.1 million increase in noninterest-bearing deposits and a $6.9 million increase in interest-bearing deposits.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

Certain statements in this release that are not historical facts, including future increases in our investment in trust preferred securities and that focusing on business lending will increase stockholder value are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Although the Company believes these forward-looking statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance.  Potential risks and uncertainties that could cause action results to differ from those expressed or implied by forward-looking statements include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market area or a slower than anticipated recovery and the impact of new governmental regulations that might negatively impact our business, as well as other risks and uncertainties, as described in Carrollton Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, and in such other reports we file with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	%Change	2010	2009	%Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,533,534	$3,395,596	4.06%	$6,849,375	$6,824,562	0.36%
Provision for loan losses	569,577	571,000	-0.25%	704,263	736,000	-4.31%
Noninterest income	1,694,227	2,056,298	-17.61%	2,636,474	3,872,123	-31.91%
Noninterest expenses	4,357,278	4,654,813	-6.39%	8,774,372	9,025,285	-2.78%
Income taxes	79,665	29,933	166.14%	(82,774)	250,927	-132.99%
Net income	221,241	196,148	12.79%	89,988	684,473	-86.85%
Net income to common	85,757	49,150	74.48%	(180,980)	477,413	-137.91%

Per Share
Net income - diluted	$0.03	$0.02	50.00%	$(0.07)	$0.19	-136.84%
Cash dividends declared	0.04	0.08	-50.00%	0.08	0.16	-50.00%
Book value	10.54	10.44	0.96%	10.54	10.44	0.96%
Common stock closing price	5.60	5.56	0.72%	5.60	5.56	0.72%

At June 30
Short term investments	$4,126,609	$4,509,257	-8.49%	$4,126,609	$4,509,257	-8.49%
Investment securities (b)	55,417,029	70,565,961	-21.47%	55,417,029	70,565,961	-21.47%
Gross loans (net of unearned income) (a)	322,458,341	318,035,557	1.39%	322,458,341	318,035,557	1.39%
Earning assets (a, b)	385,878,079	396,986,875	-2.80%	385,878,079	396,986,875	-2.80%
Total assets	405,330,277	414,712,573	-2.26%	405,330,277	414,712,573	-2.26%
Total deposits	321,262,865	313,242,951	2.56%	321,262,865	313,242,951	2.56%
Shareholders' equity	35,998,499	35,601,667	1.11%	35,998,499	35,601,667	1.11%

Common shares outstanding	2,572,488	2,568,588		2,572,488	2,568,588

Average Balances
Short term investments	$14,864,550	$5,394,367	175.56%	$20,476,960	$5,418,836	277.88%
Investment securities (b)	57,383,984	71,782,177	-20.06%	58,829,367	72,363,311	-18.70%
Gross loans (net of unearned income) (a)	309,834,122	318,944,458	-2.86%	307,539,645	313,857,625	-2.01%
Earning assets (a, b)	385,958,756	399,900,871	-3.49%	390,722,072	395,329,596	-1.17%
Total assets	407,629,704	414,782,418	-1.72%	412,065,813	410,016,646	0.50%
Total deposits	323,347,070	308,026,085	4.97%	326,730,418	302,710,152	7.94%
Shareholders' equity	36,495,172	35,909,649	1.63%	36,151,768	33,820,594	6.89%

Earnings Ratios
Return on average total assets	0.22%	0.19%		0.04%	0.33%
Return on average shareholders'
equity	2.43%	2.19%		0.50%	4.08%
Net interest margin	3.67%	3.41%		3.60%	3.55%

Credit Ratios
Nonperforming assets as a percent of
period-end loans and foreclosed real estate	3.89%	3.82%		3.89%	3.82%
Allowance to total loans	1.62%	1.20%		1.62%	1.20%
Net loan losses to average loans	0.08%	0.16%		0.08%	0.16%

Capital Ratios (period end)
Shareholders' equity to total
assets	8.88%	8.58%		8.88%	8.58%
Leverage capital	9.45%	9.79%		9.45%	9.79%
Tier 1 risk-based capital	10.19%	11.97%		10.19%	11.97%
Total risk-based capital	11.43%	13.00%		11.43%	13.00%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale